UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPUWARE CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2007430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius
Detroit, Michigan	48226
(Address of Principal Executive Offices)	(Zip Code)

Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan
(Full Title of the Plan)
Daniel S. Follis, Jr.
General Counsel and Secretary
Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
(Name and address of agent for service)

(313) 227-7300
(Telephone number, including area code, of agent for service)

Copy to:
Mark A. Metz
Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
(313)568-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	13,500,000	$8.10	$109,350,000	$12,695.54

(1)  This Registration Statement covers 13,500,000 shares, which includes options, restricted stock and other rights to acquire common stock, under the Compuware Corporation Amended and Restated 2007 Long-Term Incentive Plan, and, pursuant to Rule 416(a), an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. This Registration Statement also includes the Preferred Stock Purchase Rights ("Rights") attached to each share of Common Stock and evidenced by a Rights  Agreement  dated as of October 25, 2000, as amended, between Compuware Corporation and Equiserve Trust Company, N.A. (now known as Computershare Trust Company N.A), as Rights Agent. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificate representing the related shares of Common Stock, and may be transferred only with such shares.

(2)  This calculation is made solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Common Stock on September 21, 2011, as reported by the Nasdaq Stock Market.

In accordance with general instruction E to Form S-8, Compuware Corporation (the “Company”) hereby incorporates by reference the contents of its Registration Statement on Form S-8 (No. 333-146559) filed October 9, 2007.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement or were previously filed and incorporated herein by reference to the filing indicated. Exhibits not required for this Registration Statement have been omitted. Our Commission file number is 000-20900.

Exhibit
Number	Description

10.135
Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan (incorporated by reference to Attachment A to the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders filed on July 14, 2011).

5.1	Opinion of Dykema Gossett PLLC.

15.1	Awareness Letter of Deloitte & Touche LLP

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan on September 22, 2011.

COMPUWARE CORPORATION

By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned directors and officers of Compuware Corporation, do hereby constitute and appoint Daniel S. Follis, Jr. and Laura L. Fournier, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 22, 2011.

Signature	Title

/s/ROBERT C. PAUL	Chief Executive Officer (principal executive officer) and Director
Robert C. Paul

/s/LAURA L. FOURNIER	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
Laura L. Fournier

/s/PETER KARMANOS, JR.
Peter Karmanos, Jr.	Director and Executive Chairman

/s/ DENNIS W. ARCHER
Dennis W. Archer	Director

/s/ GURMINDER S. BEDI
Gurminder S. Bedi	Director

/s/ WILLIAM O. GRABE
William O. Grabe	Director

/s/ FREDERICK A. HENDERSON
Frederick A. Henderson	Director

/s/ FAYE A. NELSON
Faye A. Nelson	Director

/s/ GLENDA D. PRICE
Glenda D. Price	Director

/s/ W. JAMES PROWSE
W. James Prowse	Director

/s/ G. SCOTT ROMNEY
G. Scott Romney	Director

/s/ RALPH J. SZYGENDA
Ralph J. Szygenda	Director

EXHIBIT INDEX
Exhibit
Number	Description of Exhibit

5.1	Opinion of Dykema Gossett PLLC.

15.1	Awareness Letter of Deloitte & Touche LLP.

23.1	Consent of Deloitte & Touche, LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).